Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement No. 172 - dated Monday, May 15, 2006 (To: Prospectus Dated October 29, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XWY5	$3,725,000.00	100.000%	2.000%	$3,650,500.00	FIXED	6.150%
SEMI-ANNUAL
								05/15/2021	11/15/2006	$30.24	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 05/15/2009 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 05/15/2009 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XWZ2	$59,449,000.00	100.000%	3.150%	$57,576,356.50	FIXED	6.250%
MONTHLY
								05/15/2036	06/15/2006	$4.69	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 05/15/2011 and every coupon date thereafter.
 The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 05/15/2011 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

Bank of America 100 North Tryon Street, NC1-007-07-06 Charlotte NC 28255

Offering Dates:  Monday, May 08, 2006 through Monday, May 15, 2006
Trade Date: Monday, May 15, 2006 @12:00 PM ET
Settlement Date: Thursday, May 18, 2006
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus dated 29-Oct-04